Exhibit 99.1

Steel Connect, Inc. Announces Fawaz Khalil Named President and CEO of ModusLink

Waltham, MA, June, 16, 2020 - Steel Connect, Inc. (NASDAQ: STCN) today announced the appointment of Fawaz Khalil as the President and Chief Executive Officer of ModusLink, succeeding John Whitenack.

Khalil joins ModusLink with an extensive background in growing and managing businesses. He has most recently been a Lean Management consultant. Previously, Khalil was President and CEO at Halco Lighting Technologies, and President at Filtration Group, besides leadership roles at Danaher and Acuity Brands. Khalil has a BS in Computer Science and an MBA from the University of Virginia, Darden Graduate School of Business.

Khalil will report directly to Warren Lichtenstein, Executive Chairman and Interim Chief Executive Officer of Steel Connect, Inc.

“John Whitenack has successfully led the turnaround at ModusLink since 2018, and we now see ModusLink consistently deliver positive revenue and EBITDA,” said Lichtenstein. “I want to thank John for his many years of service to Steel Connect and Steel Partners, and on behalf of the entire Board of Directors, we wish him the best.”

“We look forward to Fawaz’s process-driven leadership as we continue to concentrate on delivering additional value for all stakeholders,” said Lichtenstein. “Fawaz’s proven experience in leadership, innovation and technology, and digital expertise will greatly enhance ModusLink’s focus on operating efficiently and delivering best in class service to our customers.”

“I am excited to join the talented team at ModusLink,” said Khalil. “I look forward to connecting our vision, people, and ideas to drive growth and create value.”

About Steel Connect, Inc.

Steel Connect, Inc. is a diversified holding company with two wholly-owned subsidiaries, ModusLink Corporation and IWCO Direct, that have market-leading positions in supply chain management and direct marketing.

ModusLink Corporation provides supply chain business management services to many of the world's great brands across a diverse range of industries, including consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury goods. With experience and expertise in packaging, kitting and assembly, fulfillment, digital commerce, reverse logistics, as well as a global footprint spanning the Americas, Europe, and the Asia-Pacific region, the Company's adaptive approach to supply chain services helps to drive growth, lower costs and improve profitability.

IWCO Direct is a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. The company's full range of services includes strategy, creative and execution for omnichannel marketing campaigns, along with one of the industry's most sophisticated postal logistics strategies for direct mail. The company is ISO/IEC 27001 Information Security Management System (ISMS) certified through BSI, reflecting its commitment to data security.

Contact
Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com